CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of ProQR Therapeutics B.V., filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated July 10, 2014, except for the capital reorganization which has the effect of a share split described in Note 21, as to which the date is September 15, 2014, relating to the financial statements of ProQR Therapeutics B.V., which appears in the Registration Statement on Form F-1, Amendment No. 2 (File No. 333-198151) of ProQR Therapeutics B.V. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form F-1, Amendment No. 2 (File No. 333-198151).

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

September 17, 2014